Exhibit 99.1

Brian K. Finneran, Chief Financial Officer	10/29/08
bfinneran@statebankofli.com	(516) 465-2251

State Bancorp, Inc. Reports Third Quarter Earnings
and Declares Cash Dividend of $0.10

Jericho, N.Y., October 29, 2008 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), today reported earnings for the third quarter of 2008 of $2.0 million versus $3.1 million a year ago, representing a decrease of 35.5%. Diluted earnings per common share of $0.14 were recorded in the third quarter of 2008 versus $0.22 in the comparable 2007 period. The decline in net income was primarily attributable to an increase in the provision for loan losses of $3.0 million in the third quarter of 2008 versus 2007. An improved net interest margin and a reduction in operating expenses somewhat offset the higher provision. Year-to-date net income increased by 3.3% to $6.0 million, or $0.42 per diluted share, compared to $5.8 million or $0.41 per diluted share in 2007.

Performance Highlights

•
Net Interest Margin: Net interest margin increased by 23 basis points to 4.12% in the third quarter of 2008 from 3.89% in the third quarter of 2007 but declined from 4.29% in the second quarter of 2008;

•	Capital Strength: The Company’s Tier I leverage capital ratio improved to 8.05% at September 30, 2008 versus 7.51% at September 30, 2007 and 7.64% at June 30, 2008;
•
Increased Loan and Lease Loss Provision: Provision for loan and lease losses increased by $3.0 million in the third quarter of 2008 versus the third quarter of 2007 and declined by $1.2 million versus the second quarter of 2008;

•
Asset Quality: Non-accrual loans and leases totaled $14 million or 1.3% of loans and leases outstanding at September 30, 2008 versus $8 million or 0.8% of loans and leases outstanding at September 30, 2007 and $11 million or 1.0% of loans and leases outstanding at June 30, 2008. The Company continued to have no other real estate owned (“OREO”) at September 30, 2008. Net loan charge-offs of $6.4 million were recorded in the third quarter of 2008 versus net charge-offs of $2.4 million recorded in the third quarter of 2007 and $2.1 million recorded in the second quarter of 2008;

•
Improved Operating Efficiency:  Total operating expenses for the third quarter of 2008 were $10.2 million, a reduction of 6.1% from the $10.8 million reported in the third quarter of 2007. The reduction in operating expenses, coupled with an increase in net revenue in the third quarter of 2008, resulted in an improvement in the Company’s operating efficiency ratio to 60.2% from 65.7% in the comparable 2007 period and from 63.7% in the second quarter of 2008;

•	Increased Loans and Leases: Average loans and leases outstanding increased by 8% to $1.1 billion versus $1.0 billion in the third quarter of 2007 and 1% from the second quarter of 2008;
•
Core Deposit Composition: Average core deposits totaled $824 million or 64% of total deposits in the third quarter of 2008 versus $885 million or 67% of total deposits in the third quarter of 2007, and $897 million or 68% of total deposits in the second quarter of 2008. Average demand deposits remained stable at $320 million in the third quarter of 2008 versus $317 million in the third quarter of 2007 and $321 million in the second quarter of 2008;

•	Performance Ratios: Returns on average assets and stockholders’ equity were 0.50% and 6.95% in the third quarter of 2008 and 0.74% and 11.21% in the comparable 2007 period, respectively.

Commenting on the third quarter 2008 results, President and CEO Thomas M. O’Brien stated, “Our third quarter financial performance reflects the continued execution of our business plan, growth strategies and operational efficiencies as well as the significant challenges brought about by the slowing economy and the resulting business pressures experienced by some of our clients.

The Company’s net income for the third quarter of 2008 decreased by $1.1 million or 35.5% from the comparable 2007 period. The reduction in year-over-year net income resulted from an increase in the provision for credit losses, offset in part by a combination of steady growth in net interest income and continued success in reducing operating expenses.

Despite the immensely challenging market conditions under which we and the global financial sector are operating, we are pleased with the strong fundamentals of our business model and the continued expansion of our core and profitable businesses. The proactive strategies and organizational improvements we initiated over the past two years have proven to be exceptionally prudent and timely for our Company. We have spent a great deal of time and energy to better organize our resources and strengthen our business practices and, consequently, we have improved our ability to operate both more effectively and at increasingly efficient levels.

Through judicious review of our overall cost structure and our continued emphasis on the strategic management of expenses across all areas of the Company, we have brought about continued improvement in our efficiency ratio to 60.2% this quarter from 65.7% the same period last year. Efficiency will remain an area of important focus as we move forward.

In recent quarters we have made considerable strides in strengthening our credit standards as well as bolstering our overall risk management processes and our corporate governance profile.  We continue to decisively identify and act upon process improvements across our entire Company. Our historical lack of exposure to, or participation in, sub prime and other high risk structured mortgage products has served us well both strategically and financially.

As expected, based on our assessment of the current market conditions and continuing economic pressures, together with our determination of credit risk within our portfolio from our ongoing review process, we increased our provision for loan losses to $3.7 million in the third quarter. We continue to be very aggressive in the ongoing review of our credit portfolio to identify and address any loans that may begin to show signs of evolving weaknesses. When appropriate, we continue to pursue opportunities to proactively liquidate and dispose of certain problem loans by selling such loans in the market on a discounted basis. Using that same strategy in the third quarter, we wrote-down $8 million in problem loans to fair market value and transferred the net balance to loans held for sale after determining that such action represented the most cost-effective solution.

Charge-offs in the third quarter were quite high at $6.4 million. Included in this total was a loss of approximately $3.3 million on the aforementioned disposition and write-down in problem loans. Credit costs will likely continue to remain high in coming quarters, but we expect any increases to be manageable given the Company’s ability to generate solid, core operating earnings. Our primary concern is the impact of the present difficult economic conditions on certain residential construction loans when the loan amounts are in excess of expected sales or where the Bank would have to advance significant additional monies to complete the project.  It continues to be our belief that the Bank is best served by exiting these projects through the sale of its position to investors who are better suited to realize the value that may come over time. We generally attempt to sell such loans prior to their becoming nonperforming as we did in this past quarter. Although the remainder of our portfolio has not been significantly adversely affected by these difficult economic conditions, I expect that we will see some continued credit weakness and elevated loss provisioning for the next several quarters.

We continue to benefit from a strong and increasing capital position. The Company’s Tier I capital ratio was 8.05% at September 30, 2008, while the Bank’s ratio was 8.37% at the same date, which is significantly in excess of the level required to receive the highest regulatory rating of “well capitalized.” The U.S. Treasury Department recently formulated a plan under which the government will offer certain financial institutions a direct capital infusion in exchange for nonvoting senior preferred stock. Although the Company and the Bank already exceed the regulatory requirements to be well-capitalized, management is carefully examining this program, including whether there are appropriate lending opportunities for the deployment of this additional capital.  The Company will participate in the FDIC’s Temporary Liquidity Guarantee Program which, among other things, provides non-interest bearing accounts at the Bank with unlimited FDIC insurance coverage beyond the current limit of $250,000.  The unlimited coverage will be in effect through December 31, 2009.

As discussed above, I believe we will continue to encounter a challenging economic and operating environment for the remainder of 2008 and throughout 2009. We should also expect to witness continued dramatic changes in the financial landscape such as that which has characterized the unprecedented global economic events of the third quarter of this year. We continually focus our energies on building our franchise for improved long-term shareholder value. We are pleased with the progress we have had in our many corporate restructuring successes and the solid business platform we have established to profitably move forward with our strategic business initiatives. Although, like most participants in the financial sector, the Company has not been immune to all the credit and housing market pressures that are playing out in our economy, I believe we remain very well positioned to withstand the volatility and financial challenges confronting our industry and the markets at large.”

Earnings Summary for the Quarter Ended September 30, 2008
Net income totaled $2.0 million during the third quarter of 2008 versus $3.1 million in the comparable 2007 period, representing a decrease of 35.5%. Net interest income increased by $0.5 million or 3.2% to $15.4 million in the third quarter of 2008 versus 2007 as the result of a 23 basis point improvement in the Company’s net interest margin to 4.12%. The net interest margin benefited from an improved balance sheet mix from investment securities into higher yielding loans coupled with a 193 basis point decrease in the Company’s average cost of interest-bearing liabilities. Average total interest-bearing deposits decreased by $48 million or 5% during the third quarter of 2008 with the related average cost declining to 2.06% in 2008 from 3.82% in 2007. The reduction in deposits was primarily due to the Company’s strategic pricing decision to closely manage our funding costs by utilizing more attractively priced funding sources rather than deploying promotional high rates in the current competitive environment.  The average cost of time deposits declined by 187 basis points to 3.04% in the third quarter of 2008 versus 4.91% in the third quarter of 2007. The Company chose to use more favorably priced short-term borrowings, consisting primarily of Federal Home Loan Bank overnight and short-term advances which are fully secured by marketable collateral, and stockholders’ equity to partially offset the reduction in average total deposits. The average cost of other temporary borrowings was 2.21% in the third quarter of 2008 compared with 5.28% a year ago.

The reduction in the Company’s 2008 cost of funds was offset by a 131 basis point decrease in the Company’s earning asset yield to a weighted average rate of 5.82% in the third quarter of 2008. The lower asset yield resulted principally from a 208 basis point reduction in the yield on loans and leases. The average balance of the securities portfolio decreased by $126 million or 24% in the third quarter of 2008 versus the comparable 2007 period principally due to the expected runoff in Government agency securities. The average balance of loans and leases outstanding increased by $83 million or 8% in the third quarter of 2008 to $1.1 billion, due to growth of $153 million in the commercial and industrial and commercial mortgage portfolios. The Company sold substantially all of the assets of its former equipment leasing subsidiary in June 2008.

The provision for loan and lease losses was $3.7 million in the third quarter of 2008, representing an increase of $3.0 million versus the comparable 2007 period. The increase in the Company’s consolidated 2008 provision was due to several factors, including internal risk rating downgrades of two residential construction loan relationships resulting from the weakness present in the local economy; an increase in net charge-offs recorded in the third quarter of 2008 versus the third quarter of 2007; growth in non-accrual loans during the period ended September 30, 2008 and an increase in total loans outstanding in 2008.

Third quarter 2008 total operating expenses decreased by $666 thousand or 6.1% to $10.2 million compared to the third quarter of 2007. Included in third quarter 2008 other operating expenses were $584 thousand in connection with the Company’s interest rate swap transactions with an affiliate of Lehman Brothers Holdings, Inc.  When Lehman Brothers Holdings, Inc. filed a voluntary petition for bankruptcy on September 15, 2008, an event of default was triggered under the swap agreements. Excluding the Lehman interest rate swap loss, total operating expenses decreased by $1.2 million or 11.5% in the third quarter of 2008 versus the comparable 2007 period, primarily due to reductions in salaries and other employee benefits of $662 thousand, legal expenses of $722 thousand and marketing and advertising expenses of $141 thousand offset by an increase in audit and assessment fees of $219 thousand.

The decrease in salaries and other employee benefits is primarily the result of a year-over-year reduction in full-time equivalent headcount of 12%, including the impact of the second quarter 2008 sale of substantially all of the assets of the Company’s equipment leasing subsidiary, and a reduction in incentive compensation costs. The reduction in legal expenses is due to the final settlement of the previously disclosed purported shareholder derivative suit during the third quarter of 2008. The Company recorded a legal expense credit of $197 thousand during the third quarter of 2008 resulting from the receipt of $1.8 million in insurance proceeds to offset a portion of the costs incurred during the shareholder derivative action.  Marketing and advertising expenses decreased by 48.4% due to significant reductions in print, broadcast and other media advertising.  Audit and assessment increased by 78.4% due to a higher FDIC assessment rate in 2008 coupled with a higher assessment credit recorded in 2007.

Income tax expense declined by $821 thousand in the third quarter of 2008 versus the comparable period a year ago. The Company’s effective tax rate was 29.9% in the third quarter of 2008 and 35.1% in 2007.

Earnings Summary for the Nine Months Ended September 30, 2008
Net income for the first nine months of 2008 was $6.0 million versus $5.8 million in 2007. The increase in net income in 2008 compared with 2007 resulted from several factors, most notably an increase in net interest income of $2.5 million or 5.5% to $47.0 million in 2008, combined with higher non-interest income and reduced total operating expenses, offset by a substantial increase in the provision for loan and lease losses.

The increase in net interest income was due to a 34 basis point improvement in the Company’s net interest margin to 4.14% in 2008. The provision for loan and lease losses increased by $7.4 million in 2008 versus the comparable 2007 period due to several factors, including internal risk rating downgrades of two residential construction loan relationships; higher loan charge-offs in 2008; an increase in non-accrual loans and leases and the growth in total loans outstanding. Total non-interest income increased by 4.0% to $4.3 million in 2008, largely due to an increase in net securities gains recorded in 2008 versus net securities losses in 2007. Total operating expenses decreased by $4.7 million or 12.6% to $32.5 million in 2008, due in part to the $3.1 million charge recorded in the second quarter of 2007 for the previously disclosed Voluntary Exit Window program. Excluding the impact of this program, total operating expenses decreased by $1.6 million or 4.6% in 2008 compared to the comparable 2007 period, primarily due to reductions in salaries and other employee benefits of $3.4 million and marketing and advertising expenses of $772 thousand, offset by increases in legal expenses of $1.5 million, occupancy costs of $154 thousand, audit and assessment fees of $295 thousand and other operating expenses of $624 thousand.

The reduction in salaries and other employee benefits is the result of a reduction in full-time equivalent headcount and a reduction in incentive compensation expense in 2008. Marketing and advertising expenses decreased by 63.9%, primarily due to reductions in print, broadcast and other media advertising. The $1.5 million increase in legal expenses was due to outside counsel fees incurred related to the purported shareholder derivative lawsuit, primarily during the first six months of 2008. Occupancy expenses increased by 3.8% due to higher rent and real estate taxes.  The increase in audit and assessment fees was due to higher FDIC insurance premiums in 2008 combined with the impact of a higher assessment credit recorded in 2007. Other operating expenses grew in 2008 principally due to the previously mentioned Lehman Brothers swap-related expenses in the third quarter. The Company’s effective tax rate was 30.3% in 2008 and 33.0% in 2007.

Asset Quality
Non-accrual loans totaled $14 million or 1.3% of loans outstanding at September 30, 2008, versus $8 million or 0.8% of loans and leases outstanding at September 30, 2007 and $11 million or 1.0% of loans and leases outstanding at June 30, 2008.  The increase in non-accrual loans and leases at September 30, 2008 compared to September 30, 2007 primarily resulted from the addition of two residential construction loan relationships totaling $10 million, which had previously been on the Bank’s internal watch list, to non-accrual status in 2008 reduced by charge-offs totaling $5 million on one commercial loan relationship. The increase in non-accrual loans at September 30, 2008 compared with June 30, 2008 was primarily due to the addition of the aforementioned residential construction relationships to non-accrual status in the third quarter of 2008. The allowance as a percentage of non-accrual loans and leases amount to 101% at September 30, 2008 versus 191% at September 30, 2007 and 158% at June 30, 2008. The decline in the reserve coverage ratio at September 30, 2008 compared to September 30, 2007 and June 30, 2008 was due to the increase in non-accrual loans and leases as previously noted and the impact of write-downs of previously classified watch list loans and loans that were transferred to held for sale. The Company held no OREO at September 30, 2008, September 30, 2007 or June 30, 2008.

As of September 30, 2008, the Company’s allowance for loan losses amounted to $15 million or 1.32% of period-end loans outstanding. The allowance as a percentage of loans and leases outstanding was 1.45% at September 30, 2007 and 1.63% at June 30, 2008. The decrease in the allowance as a percentage of the total loan and lease portfolio at September 30, 2008 compared to June 30, 2008 was due to the impact of net loan charge-offs recorded in the third quarter of 2008.

The Company recorded net loan and lease charge-offs in the third quarter of 2008 of $6.4 million versus $2.4 million in the third quarter of 2007 and $2.1 million in the second quarter of 2008. As a percentage of average total loans and leases outstanding, these net amounts represented, on an annualized basis, 2.33% for the third quarter of 2008, 0.96% for the third quarter of 2007 and 0.78% for the second quarter of 2008. Net charge-offs for the third quarter of 2008 and 2007 include write-downs of classified watch list loans that were non-performing and loans that were transferred to loans held for sale. Based upon historical trends, inherent risk in the loan portfolio, and the downward pressures the local economy is currently experiencing, the Company expects to record loan charge-offs in future periods, which management believes have been adequately reserved for in the allowance for loan losses reported at September 30, 2008.

Capital
Total stockholders’ equity was $112 million at September 30, 2008 compared to $113 million at September 30, 2007. The decrease results from the change in accumulated other comprehensive loss in 2008 related to an increase in unrealized losses on the Company’s investment securities portfolio. The Company currently has $20 million in outstanding trust preferred securities that qualify as Tier I capital. During the first nine months of 2008, the weighted average rate on the Company’s trust preferred securities was 6.29% versus 8.53% a year ago. The Company also has $10 million of 8.25% subordinated notes outstanding which qualify as Tier II capital.

The Company’s capital ratios exceeded all regulatory requirements at September 30, 2008. The Bank’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 8.37%, 10.75% and 11.94%, respectively, at September 30, 2008. Each of these ratios significantly exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company declared a $0.10 per share cash dividend on its common stock on October 28, 2008. The cash dividend will be paid on December 15, 2008 to stockholders of record on November 21, 2008.

The Company did not repurchase any of its common stock in 2008. Under the Board of Directors’ existing authorization, an additional 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island.  In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho.  The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Nine Months Ended September 30, 2008 and 2007 (unaudited)

	Three Months		Nine Months
	2008	2007	2008	2007
INTEREST INCOME:
Interest and fees on loans and leases	$16,778,178	$20,783,726	$53,370,368	$61,922,130
Federal funds sold and securities
purchased under agreements to resell	0	37,670	963,237	2,105,379
Securities held to maturity:
Taxable	-	-	-	80,541
Securities available for sale:
Taxable	4,868,898	6,258,452	14,579,365	18,125,460
Tax-exempt	16,401	130,937	154,646	394,089
Dividends	-	29,750	39,667	89,250
Dividends on Federal Home Loan Bank
and other restricted stock	91,985	231,510	412,834	328,164
Total interest income	21,755,462	27,472,045	69,520,117	83,045,013

INTEREST EXPENSE:
Deposits	4,979,067	9,719,597	17,875,224	32,494,896
Temporary borrowings	823,943	2,121,502	2,933,161	3,911,312
Subordinated notes	231,186	231,185	693,556	691,264
Junior subordinated debentures	315,734	467,192	994,589	1,381,565
Total interest expense	6,349,930	12,539,476	22,496,530	38,479,037

Net interest income	15,405,532	14,932,569	47,023,587	44,565,976
Provision for loan and lease losses	3,700,000	652,500	10,225,744	2,853,500
Net interest income after provision
for loan and lease losses	11,705,532	14,280,069	36,797,843	41,712,476

NON-INTEREST INCOME:
Service charges on deposit accounts	468,370	447,983	1,623,340	1,586,588
Net security (losses) gains	(9,700)	(15,442)	50,459	(49,891)
Income from bank owned life insurance	275,554	263,606	792,517	823,611
Other operating income	564,323	608,380	1,788,887	1,731,453
Total non-interest income	1,298,547	1,304,527	4,255,203	4,091,761
Income before operating expenses	13,004,079	15,584,596	41,053,046	45,804,237

OPERATING EXPENSES:
Salaries and other employee benefits	5,631,860	6,294,265	17,370,579	23,881,597
Occupancy	1,425,746	1,404,088	4,200,076	4,045,607
Equipment	301,563	282,876	918,746	935,831
Legal	(196,510)	525,645	2,535,616	1,006,436
Marketing and advertising	150,000	290,809	436,808	1,208,706
Audit and assessment	497,870	279,125	1,150,873	855,967
Other operating expenses	2,355,302	1,754,952	5,902,186	5,278,582
Total operating expenses	10,165,831	10,831,760	32,514,884	37,212,726

INCOME BEFORE INCOME TAXES	2,838,248	4,752,836	8,538,162	8,591,511
PROVISION FOR INCOME TAXES	849,121	1,669,634	2,587,904	2,831,796

NET INCOME	$1,989,127	$3,083,202	$5,950,258	$5,759,715

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 2008 and 2007 (unaudited)

	2008	2007
ASSETS:
Cash and due from banks	$34,477,541	$53,109,741
Securities available for sale - at estimated fair value	392,423,328	528,634,049
Federal Home Loan Bank and other restricted stock	6,233,143	11,788,643
Loans and leases (net of allowance for loan and lease losses
of $14,572,516 in 2008 and $14,658,906 in 2007)	1,086,226,998	994,418,163
Bank premises and equipment - net	6,452,250	5,929,457
Bank owned life insurance	29,799,137	28,714,627
Net deferred income taxes	20,533,765	23,034,276
Receivable - current income taxes	2,678,208	99,263
Other assets	14,343,443	28,978,696
TOTAL ASSETS	$1,593,167,813	$1,674,706,915

LIABILITIES:
Deposits:
Demand	$327,111,443	$328,668,992
Savings	479,924,478	534,571,206
Time	528,022,736	408,390,353
Total deposits	1,335,058,657	1,271,630,551
Federal funds purchased	4,500,000	9,000,000
Other temporary borrowings	101,000,000	222,038,069
Subordinated notes	10,000,000	10,000,000
Junior subordinated debentures	20,620,000	20,620,000
Payable - securities purchases	3,000,000	-
Other accrued expenses and liabilities	7,063,610	28,787,048
Total Liabilities	1,481,242,267	1,562,075,668

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, authorized
250,000 shares; 0 shares issued	-	-
Common stock, $5.00 par value, authorized
20,000,000 shares; issued 15,489,891 shares in 2008
and 14,931,152 shares in 2007; outstanding 14,502,239
shares in 2008 and 13,943,500 shares in 2007	77,449,455	74,655,760
Surplus	88,989,724	85,964,828
Retained deficit	(31,909,482)	(30,537,167)
Treasury stock (987,652 shares in 2008 and 2007)	(16,646,426)	(16,646,426)
Accumulated other comprehensive loss
(net of taxes of ($3,922,416) in 2008 and ($530,613) in 2007)	(5,957,725)	(805,748)
Total Stockholders' Equity	111,925,546	112,631,247
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,593,167,813	$1,674,706,915

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three and Nine Months Ended September 30, 2008 and 2007 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months		Nine Months
	2008	2007	2008	2007
SELECTED AVERAGE BALANCES (1):
Total assets	$1,585,337	$1,643,146	$1,626,204	$1,691,598
Loans and leases - net of unearned income	$1,086,993	$1,003,747	$1,072,644	$999,929
Investment securities	$391,064	$516,884	$399,142	$518,053
Deposits	$1,280,448	$1,325,628	$1,316,317	$1,431,590
Stockholders' equity	$113,857	$109,079	$114,944	$107,717

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.50%	0.74%	0.49%	0.46%
Return on average stockholders' equity	6.95%	11.21%	6.91%	7.15%
Net interest margin	4.12%	3.89%	4.14%	3.80%
Operating efficiency ratio	60.19%	65.66%	62.79%	75.32%

CAPITAL RATIOS:
Tier I leverage ratio	8.05%	7.51%	8.05%	7.51%
Tier I risk-based capital ratio	10.32%	10.31%	10.32%	10.31%
Total risk-based capital ratio	12.32%	12.38%	12.32%	12.38%

ASSET QUALITY SUMMARY:
Non-accrual loans and leases	$14,485	$7,673	$14,485	$7,673
Other real estate owned	-	-	-	-
Total non-performing assets	$14,485	$7,673	$14,485	$7,673
Non-accrual loans and leases/total loans
and leases	1.32%	0.76%	1.32%	0.76%
Allowance for loan and lease losses/non-
accrual loans and leases	101%	191%	101%	191%
Allowance for loan and lease losses/total
loans and leases	1.32%	1.45%	1.32%	1.45%
Net charge-offs	$6,376	$2,430	$8,356	$4,607
Net charge-offs (annualized)/average
loans and leases	2.33%	0.96%	1.04%	0.62%

COMMON SHARE DATA:
Average common shares outstanding (2)	14,207,743	13,820,383	14,097,522	13,688,170
Period-end common shares outstanding	14,502,239	13,943,500	14,502,239	13,943,500
Basic earnings per common share	$0.14	$0.22	$0.42	$0.42
Diluted earnings per common share	$0.14	$0.22	$0.42	$0.41
Book value per share	$7.72	$8.08	$7.72	$8.08
Cash dividends per share	$0.10	$0.15	$0.40	$0.30

(1) Weighted daily average balance for period noted.
(2) Amount used for earnings per common share computation.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended September 30, 2008 and 2007 (unaudited)
(dollars in thousands)

	2008			2007
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$391,064	$4,880	4.96%	$516,884	$6,455	4.95%
Federal Home Loan Bank and other restricted stock	8,051	92	4.55	8,494	231	10.79
Federal funds sold	-	-	-	2	-	-
Securities purchased under agreements to
resell	-	-	-	2,989	37	4.91
Interest-bearing deposits	3,271	13	1.58	1,370	17	4.92
Loans and leases (3)	1,086,993	16,805	6.15	1,003,747	20,816	8.23
Total interest-earning assets	1,489,379	$21,790	5.82%	1,533,486	$27,556	7.13%
Non-interest-earning assets	95,958			109,660
Total Assets	$1,585,337			$1,643,146

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$503,892	$1,491	1.18%	$567,816	$4,270	2.98%
Time deposits	456,092	3,488	3.04	440,431	5,450	4.91
Total savings and time deposits	959,984	4,979	2.06	1,008,247	9,720	3.82
Federal funds purchased	6,485	39	2.39	10,318	140	5.38
Other temporary borrowings	141,402	785	2.21	148,826	1,981	5.28
Subordinated notes	10,000	231	9.19	10,000	231	9.16
Junior subordinated debentures	20,620	316	6.10	20,620	467	8.99
Total interest-bearing liabilities	1,138,491	6,350	2.22	1,198,011	12,539	4.15
Demand deposits	320,464			317,381
Other liabilities	12,525			18,675
Total Liabilities	1,471,480			1,534,067
Stockholders' Equity	113,857			109,079
Total Liabilities and Stockholders' Equity	$1,585,337			$1,643,146
Net interest income/margin		15,440	4.12%		15,017	3.89%
Less tax-equivalent basis adjustment		(34)			(84)
Net interest income		$15,406			$14,933

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $8 and $52 in 2008 and 2007, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $26 and $32 in 2008 and 2007, respectively.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Nine Months Ended September 30, 2008 and 2007 (unaudited)
(dollars in thousands)

	2008			2007
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$399,142	$14,789	4.95%	$518,053	$18,797	4.85%
Federal Home Loan Bank and other restricted stock	8,111	413	6.80	5,793	328	7.57
Federal funds sold	-	-	-	8,203	319	5.20
Securities purchased under agreements to
resell	39,624	963	3.25	45,110	1,786	5.29
Interest-bearing deposits	3,249	57	2.34	1,446	53	4.90
Loans and leases (3)	1,072,644	53,450	6.66	999,929	62,015	8.29
Total interest-earning assets	1,522,770	$69,672	6.11%	1,578,534	$83,298	7.06%
Non-interest-earning assets	103,434			113,064
Total Assets	$1,626,204			$1,691,598

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$544,235	$6,179	1.52%	$610,143	$13,871	3.04%
Time deposits	452,847	11,696	3.45	503,215	18,624	4.95
Total savings and time deposits	997,082	17,875	2.39	1,113,358	32,495	3.90
Federal funds purchased	7,741	161	2.78	7,323	299	5.46
Other temporary borrowings	141,607	2,772	2.61	89,509	3,612	5.40
Subordinated notes	10,000	694	9.27	10,000	691	9.24
Junior subordinated debentures	20,620	995	6.45	20,620	1,382	8.96
Total interest-bearing liabilities	1,177,050	22,497	2.55	1,240,810	38,479	4.15
Demand deposits	319,235			318,232
Other liabilities	14,975			24,839
Total Liabilities	1,511,260			1,583,881
Stockholders' Equity	114,944			107,717
Total Liabilities and Stockholders' Equity	$1,626,204			$1,691,598
Net interest income/margin		47,175	4.14%		44,819	3.80%
Less tax-equivalent basis adjustment		(151)			(253)
Net interest income		$47,024			$44,566

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $71 and $160 in 2008 and 2007, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $80 and $93 in 2008 and 2007, respectively.